Exhibit 10.8

ContinuityX, Inc.
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the Effective Date (below), by and between ContinuityX, (“ContinuityX” or the “Company”), and Anthony Roth (the “Executive”).

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company as an Executive Director, Corporate Secretary & Interim Treasuer of ContinuityX, Inc. pursuant to the terms and conditions of this Agreement.  The Company and the Employee hereby acknowledge and agree that this Agreement supersedes any previous employment agreement entered into between the Employer and Employee.  Any and all Previous Employment Agreements shall be deemed terminated from and after the date hereof and the Company shall have no obligation or liabilities with respect to any such Previous Employment Agreements.

2.	TERM

The term of Executive’s employment under this Agreement (the “Term of Agreement”) shall commence on April 1, 2011 or at the earlier date as may be mutually agreed upon by Company and Executive, and continue until March 31, 2013 or until terminated pursuant to the provisions of Section 10 below.

3.	RESPONSIBILITIES OF THE EXECUTIVE

The Employee shall have business development and senior executive management duties and responsibilities more specifically set forth on Exhibit A hereto in connection with his employment hereunder, all of which may be modified from time to time by the Corporate Board of Directors (Directors) and the President of ContinuityX.  Executive shall report directly to the President and the Board of Directors of ContinuityX.

NO OTHER EMPLOYMENT
While employed with the Company, Executive represents that he is working full-time for ContinuityX.  No such disclosure will be required if the Executive seeks to perform inconsequential services with/without compensation therefore in connection with the performance of consulting or charitable and civic activities, provided that such activities do not contravene the provisions of the Non-compete section(s) hereof or interfere materially with his duties under this Agreement.

4.	EXPENSE REIMBURSEMENT

The Company will advance and/or reimburse the Executive for all reasonable travel and other business expenses incurred in furthering the business of the Company and in accordance with the Company’s business expense policy.  A corporate credit card shall be furnished as practicably available for approved travel and out-of-pocket costs associated with the position and activity of the Executive Director’s Office.  This shall include all approved certification training and exams related to the business.

5.	ANNUAL BASE SALARY

Upon the terms and conditions set forth in this Agreement, the Company shall pay to the Employee an annual base salary of $192,000 payable in accordance with the Company's regular payroll practices and policies.  In addition, the Employee will be entitled to the benefits summarized on the Summary of Benefits attached hereto as Exhibit B.  Notwithstanding the foregoing, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy in accordance with then applicable law. No less than annually, this amount shall be reviewed by the Compensation Committee of the Board; and the Compensation Committee may in its sole discretion increase the Annual Base Salary.  An automatic increase in base salary of 10% of the then Base Salary shall be implemented upon the Company reaching $200,000 pre-tax operating profit in trailing three or six month periods.  A minimum Base Salary for Executive upon the Company executing a binding agreement to file as, or for going, public, shall be $256,000.

6.	COMMISSIONS & BONUSES
Quarterly Commissions:
In addition to a business development commission for new Customer set-up and referrals of 10% of the Standard Compensation Commissions due, Executive shall also be eligible for a Quarterly Commission (“Quarterly Commission Overrides”) to be paid within 15 days following the end of each fiscal quarter.  Quarterly Bonuses shall be calculated as described in the attached Sales Compensation Plan for 2011-12 “Exhibit C” and shall be based on gross sales collected and recognized in the quarter ending statements of ContinuityX, Inc.

Annual Bonus:
Executive shall be included in the Annual Bonus Program with a target range of 20% to 40% of Executive’s annual base salary and shall be based upon the Company’s performance subject to: i) Company profitability 50% weighting; ii) Performance of Executive during the year, based on the Executive’s annual performance review 25% weighting; and iii) President’s discretion for revenue goals and strategic efforts 25%.  Executive understands and agrees that the Compensation Committee determination shall be conclusive and binding upon Executive and shall sign-off on such benchmarks on/before April 30, 2011.

7.	STOCK OPTIONS

Executive shall be allowed to participate in the Company’s Stock Option Plan (“Plan”) should such plan be authorized during the term of this Agreement.  Employee shall be awarded such participation that coincides with level of compensation and executive team’s participation in Current Market Options at time of employment execution vesting over three years per the Company’s plan rules.

Executive agrees to enter into a stock option agreement with Company containing the above terms and provisions together with such other terms and conditions as counsel for the Company may reasonably require to assure compliance with applicable state, federal law and stock exchange requirements in connection with the issuance of Company common stock or as required to comply with the Plan.

8.	BENEFITS & VACATION

Company shall provide Executive with family coverage on all health, dental and vision benefits generally made available to senior executives of the Company (“Benefits”).   Executive is entitled to three (3) weeks of paid vacation in the first Contract Year and four (4) weeks in subsequent years.  Executive shall be provided with remote office support up to $950 per month for actual expenses submitted and for facilities rented; and shall be provided with a $750 per month auto allowance to be applied directly against a vehicle for business use.

9.	TERMINATION BY COMPANY

Company shall have the right to terminate this Agreement under the following circumstances:

A.
For cause upon notice from the Company Board of Directors. For purposes hereof, “cause” for termination shall include (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on the Executive’s ability to carry out his duties under this Agreement or upon the reputation of the Company; (c) conduct involving moral turpitude; and (d) upon a good faith finding by the Board of Directors of insubordination or misconduct during the term hereof which materially harms or damages the Company.

B.
Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical and/or mental disability, to perform the essential functions of his job for a period of six (6) consecutive months.

C.
For poor performance of Executive as determined by the Board of Directors, after (i) such performance issues have been communicated in writing to the Executive and (ii) the Executive has failed to cure deficiencies communicated to Executive by the Company within a reasonable time period.

10.	RIGHTS FOLLOWING TERMINATION BY COMPANY

Upon termination of Executive by Company, the following shall apply:

A.
Upon termination pursuant to Paragraph A (“for cause”) of Section 9, the Company shall have no further responsibility to Executive except to pay the portion of (i) the then Annual Base Salary, and (ii) all Quarterly Bonus(es) earned and owed and pro-rated to and including the last day of employment. All stock options, warrants and other equity arrangements vested as of the date of termination remain with Executive and Executive has 180 days from the date of termination to exercise all such options, warrants or other equity arrangements. As of the 181st day following the termination, all unexercised options, warrants and other equity arrangements shall be canceled.

B.
Upon termination pursuant to Paragraph B (“death or disability”) of Section 9, the Company shall provide the Executive, his surviving spouse, if living, otherwise his estate, with the following: (i) Annual Base Salary and Quarterly Bonus(es) earned and owed and pro-rated to and including the last day of employment; (ii) Executive’s Annual Base Salary for six (6) months following the last day of employment in the event of Executive’s death or from the date the Executive is deemed disabled (as defined in Section 9, Paragraph B);  and (iii) provide full continuation of Benefits at no cost to Executive for six (6) months following the last day of employment in the event of Executive’s death or from the date the Executive is deemed disabled.  All stock options, warrants and other equity arrangements vested as of the date of death or disability remain with Executive and Executive (or his heir) has 180 days from the date of termination to exercise all such options, warrants or other equity arrangements. As of the 181st day following the date of death or disability, all unexercised options, warrants and other equity arrangements shall be canceled.

C.
Upon termination pursuant to Paragraph C (“poor performance”) of Section 9, the Company shall have no further responsibility to Executive except to pay the portion of (i) the then Annual Base Salary, and (ii) all Quarterly Bonus(es) earned and owed and pro-rated to and including the last day of employment. All stock options, warrants and other equity arrangements vested as of the date of termination remain with Executive and Executive has 180 days from the date of termination to exercise all such options, warrants, and  other equity arrangements.

All stock options, warrants and other equity arrangements vested as of the date of termination remain with Executive and Executive has 180 days from the date of termination to exercise all such options, warrants or other equity arrangements. As of the 181st day following the date of termination, all unexercised options, warrants and other equity arrangements shall be canceled.

11.	TERMINATION BY EXECUTIVE

Executive shall have the right to terminate his employment under this Agreement upon sixty (60) days’ prior written notice to (Title(s) and Board provided said notice is delivered to the Chairman of the Board within thirty (30) days following the occurrence of either A or B below.

A.
Company materially reduces Executive’s scope of authority, duties and responsibilities hereunder. Executive’s scope of authority, duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that following such an event (i) Executive shall continue to have the same scope of authority, duties and responsibilities and (ii) Executive shall report directly to the then Title(s) or Board of Directors of the entity that acquires the Company or substantially all of its assets; or

B.	Executive announces the termination of his employment agreement in writing to the Board of Directors as a “voluntary resignation.”

12.	RIGHTS FOLLOWING TERMINATION BY EXECUTIVE

A.
If this Agreement is terminated and undisputed by the Company, which maintains its right to dispute and investigate such claim, pursuant to Paragraph A of Section 11, the Company shall provide Executive with the following: (i) six (6) months of Annual Base Salary payable upon termination in a single lump sum payment; (ii) Quarterly Bonus(es) earned and owed and pro-rated to and including the last day of employment; and (iii) six (6) months of full Benefits continuation per Section VIII at no cost to Executive.

All stock options, warrants and other equity arrangements granted by the Company to Executive under the Plan or otherwise prior to the date of termination shall be deemed 100% vested as of the date of termination.

B.
If this Agreement is terminated pursuant to Paragraph B of Section 11 (voluntary resignation), the Company shall have no further responsibility to Executive except to pay the portion of (i) Executive’s then Annual Base Salary, and (ii) Quarterly Bonus(es) earned and owed and pro-rated to and including the last day of employment, payable in a single lump sum upon termination.  All stock options, warrants and other equity arrangements vested as of the date of termination remain with Executive and Executive has 180 days from the date of termination to exercise all such options, warrants or other equity arrangements. As of the 181st day following the date of termination, all unexercised options, warrants and other equity arrangements shall be canceled.

13.	CHANGE OF CONTROL TERMINATION DUE TO MATERIAL REDUCTION OF SCOPE & AUTHORITY

If within twelve (12) months following a Change of Control, as hereinafter defined, the Executive voluntarily terminates his employment by giving 30 days prior written notice, the termination shall be deemed a “Change of Control Termination” and this Section shall determine Executive’s severance package in lieu of provisions described under Sections IX and XI above. In the event of a Change of Control Termination, the Company shall pay to the Executive: (i) a single lump sum payment equal to six (6) months of the Executive’s then Annual Base Salary; (ii) all Quarterly Bonus(es) earned and owed and pro-rated to and including the last day of employment; and (iii) provide full continuation of Benefits at no cost to Executive (per Section VIII) for six (6) months. Additionally, any stock options, warrants, or other equity arrangements granted to the Executive shall become 100% vested as of the date of the Change of Control Termination.

For purposes of this Agreement, “Change of Control” shall be deemed to have occurred if at any time after the Effective Date of this Agreement any person or group (excluding the shareholders of the Company the date before any merger with a publicly-traded company), directly or indirectly, controls more than 50% of the combined voting power of the voting securities of the Company.

14.	CONFIDENTIALITY, NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS

A.  The Employee shall not, during the time of his employment or at any time thereafter, divulge, use, furnish, disclose or make available to any person, corporation, partnership or other entity whatsoever, whether or not a competitor, customer, supplier or otherwise of the Company, any information concerning the assets, business, affairs, or the other information of the Company, including without limitation, information relating to  patents, manufacturing processes or procedures relating to any Company product, trade secrets, sources of supply, costs, pricing practices, customer lists, lists of invitees and/or visitors to any Company stand at any trade fair, financial data, employee information, or information as to organizational structure, (collectively, the "Proprietary Information"), provided that Proprietary Information shall exclude information in the public  domain; information which is generally known in the Company's industry or subsequently becomes generally available to the public through no wrongful act of the Employee; and information which Employee rightfully obtains from a third party who had the right to divulge it.  Upon the termination of Employee's employment, or at any time that the Company may request, Employee shall surrender to the Company all Proprietary Information in Employee's possession, including all documents and copies of documents, internal and external business forms, manuals or related notes, together with any Company computers, other office equipment or computer programs in Employee's possession and Employee shall not make or retain any copy or extract of any of the foregoing.

B. The Employee recognizes the Company’s proprietary rights in the Proprietary Information and acknowledges that notwithstanding the relationship of employment, Employee will not obtain or acquire through such employment, any personal property rights in any of such Proprietary Information, including but not limited to, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas or software relating to such Proprietary Information or any product of the Company.

C. The Employee agrees that during Employee's employment, any and all Company product-related inventions and discoveries, whether or not patentable, which Employee may conceive or make, either alone or in conjunction with others and related or in any way connected with any Company product or services, shall be the sole and exclusive property of the Company to the extent permitted by law.  Employee shall promptly assign any and all rights in and to such inventions and discoveries made during Employee's employment and within six months thereafter, to the Company.

15.	NON-COMPETITION/NON-SOLICITATION; NO RAIDING

A.           Non-Competition.

The Employee, as an inducement to the Company to hire the Employee and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, covenants, promises and agrees that during the term of his employment, and for a period of two (2) years following the termination of his employment for any reason, the Employee shall not, without prior written authorization from the Company, in the Company's sole discretion, directly or indirectly, individually or on behalf of or through any other person or entity, or as a sole proprietor, partner, stockholder, principal, agent or executive of any other person or entity, or in any other capacity or relationship, engage in any Competitive Business anywhere within a Restricted Jurisdiction.

For purposes of this Agreement, the term (i) "Competitive Business" shall mean any/all corporate solution provider business, specialized business continuity services and proprietary products in which the Company is active whether conducted via a division or wholly-owned or controlled subsidiary and (ii) Restricted Jurisdiction shall mean the United States of America or any other jurisdiction, domestic or foreign, in which the Company currently conducts business or operations, have solicited business or customers, have established goodwill whether through sales, advertisements, or presentation, or have received or applied for a patent or any similar type of intellectual property protection.

The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this Section 7.0.

In the event of a breach or threatened breach by the Employee of these non-competition provisions, the Company shall be entitled to an injunction restraining the Employee from engaging in any act forbidden by the Non-Compete / Non-Solicit Section.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this the Non-Compete / Non-Solicit Section, including recovery of monetary damages from the Employee.

B  Non-Solicitation; No-Raiding.

The Employee, as an inducement to the Company to hire the Employee and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, covenants, promises and agrees that during the term of his employment, and for a period of two (2) years following the termination of his employment for any reason, the Employee shall not, without prior written authorization from the Company, in the Company's sole discretion, directly or indirectly, attempt to solicit, urge or persuade any of the existing employees, supervisors, contractors or agents of the Company to leave their employment or reduce their services with the Company in order to provide services at some future date to the Employee or any other person or entity with whom the Employee is, or will be, employed or associated or to whom the Employee provides goods or services, or which is owned, managed or controlled in whole or in part by the Employee.

The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Non-Compete Section of this Agreement.

In the event of a breach or threatened breach by the Employee of the provisions of these non-solicitation and no raiding provisions, the Company shall be entitled to an injunction restraining the Employee from engaging in any act forbidden by the Non-Compete Section of this Agreement.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such threatened breach of the Non-Compete / Non-Solicit Section, including recovery of monetary damages from the Employee.

16.	ACKNOWLEDGMENT

The Employee acknowledges that he has carefully read and considered the provisions of Sections 15 of this Agreement.  The Employee acknowledges that the restrictions contained in Sections 15 will limit his ability to  earn a livelihood in a business competitive with the Company; but, the Employee nevertheless believes that the Employee has received and will receive sufficient consideration and other benefits in connection with the payments by the Company under this Agreement to justify such restrictions, which restrictions the Employee does not believe would prevent him from earning a living in businesses that are not competitive with the Company and without otherwise violating the restrictions set forth herein.

17.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF EMPLOYEE

A	The Employee represents and warrants to the Company that:

(i)
There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which are or would be inconsistent with this Agreement or the Employee’s employment hereunder.

(ii)	The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.

B
The Employee covenants that in connection with his provision of services to the Company, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

18.	MODIFICATION

In the event any provision of the Agreement or any portion of said provision is determined by any court or arbitrator to be too broad or indefinite to be enforceable, the determination will not limit or otherwise affect the enforceability of the remainder of this Agreement, but the provision will be modified to the minimum extent necessary to make the same enforceable.

19.	CAPTIONS

The captions in this Agreement are for reference purposes only and will not govern or be referred to for purposes of interpreting any provision hereof.

20.	DELAWARE LAW

This Agreement will be governed and construed in accordance with Delaware law, without regard to the principles of conflicts of laws of any jurisdiction.

21.	WAIVER OF BREACH

The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

22.	ASSIGNMENT

The rights and obligations of the Employee under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

23.	BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributes and assigns and the Company, its successors (e.g. Public Company via Public Merger), and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by both parties hereto.

24.	NOTICE
All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be given in writing via either overnight service or U.S. Mail certified return receipt requested, by addressing the same to the other party as follows:

If to Company to:
David Godwin, President

If to Executive to:
 Anthony Roth
___________________________
___________________________

Or such other place as may be designated in writing by like notice.

25.	EFFECTIVE DATE

This Agreement shall become effective on April 30, 2011.

26.	ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of Delaware.  Any controversy arising out of or concerning this Agreement shall be determined by arbitration upon the initiation of either party, and shall be settled and conclusively resolved by and under the rules of the American Arbitration Association, Delaware.  The cost of such arbitrator shall initially be borne equally by the parties provided, however, that the prevailing party in any such arbitration shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses associated with such arbitration, including the cost of such arbitrator and reasonable attorney’s fees.  The arbitration shall be conducted in Chicago, Illinois and the written decision of the arbitrator shall be final and binding on the parties and enforceable in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of April, 2011.

ContinuityX, Inc.	Executive

/s/ David Godwin	/s/ Anthony Roth
David Godwin	Anthony Roth
President & Director	Executive Director

EXHIBIT A
Anthony Roth, Executive Director

Position Summary
The primary objective of the Executive Director Business Development is to cultivate, implement, and direct a strategic sales and marketing plan that will advance ContinuityX  revenue growth, profitability and market-share goals.  This position will report directly to the President & Board of Directors.

Corporate Responsibilities

•
Maintain a positive demeanor and represent ContinuityX with integrity; interact with other company executives and staff members in a professional and respectful manner; be a role model for the culture of the company.

•
Through proactive participation, provide leadership and guidance to direct reports and other staff members in a manner that cultivates empowerment and purpose to drive action; foster positive employee morale and recognize employees for their results.

•
Ensure that all members of the company share the same purpose and goals; focus their efforts by establishing key performance metrics for each position that can be documented and aligned with the budget and corporate initiatives. Ensure that all ContinuityX employees, vendors, and partners are performing pursuant to their job descriptions, agreements, and budgets; Seek alternatives as necessary to accomplish company goals.

Position Functions

•	Govern the front-end client acquisition strategy and go-to-market plan for the company’s products and services; establish and oversee the sales organizations structure, goals, metrics and incentives.

•
Seek additional traditional and non-traditional channels for marketing ContinuityX products & services; evaluate, recommend and implement new client partnership selling strategies, product ideas, and other innovative marketing initiatives.

•
Seek, negotiate and manage corporate relationships and partners who benefit ContinuityX’s business activities; in a manner that maintains business continuity marketing integrity guidelines as promoted by ContinuityX.

•
Ensure that the staffing levels are appropriate throughout the organization; clearly define the roles and hire the best people for each position; continuously strive to expand employee skill sets and promote career growth.

•
Participate in the continued development and evolution of ContinuityX’s products and services; make certain that feedback from clients and other sources are properly funneled back to the development team for implementation consideration

•
Maintain a high-level of knowledge regarding laws and regulations that could impact ContinuityX’s business activities; anticipate and neutralize business problems and other areas of concern; develop and perform product risk management and brand protection efforts.

•
Develop tools to track and measure performance and hold direct reports accountable for their actions; conduct weekly review meetings with ContinuityX staff to ensure their efforts and statistics are aligned with the company strategy and projections.

EXHIBIT B

BENEFITS PLAN OUTLINE AND PARTICIPATION PRIVILEGES

EXHIBIT C
ADDENDUM TO COMPENSATION PLAN 2011 ATTACHED
FOR
ANTHONY ROTH

QUARTERLY BONUS PLAN:
Calendar Bonus Payments Ending: March 31st / June 30 / September 30 / December 31st

Year 2011 - 2012
Percentage of Gross Collected and Recognized Revenue / Commissions

Calendar Quarter Gross	Percentage Bonus	Example
Minimum – Range	of Gross Collections	(Actual Collection x %)
$500,000 - $1,499,999	0.75%	$3,750 - $11,250

$1,500,000 - $2,499,999	1.5%	$22,500 - $37,500

$2,500,000+	2% retroactive	$50,000+

Qualifications for approval of Bonus Plan Payment:
Executive must be compliant with all Company operational policies and standards; in receipt of a satisfactory Quarterly Employee Performance Review from President; and in compliance with his Employment Agreement Terms and Conditions.

The President shall have the right to withhold up to 50% of the Bonus Payment in lieu of specific performance censures (e.g. missed critical deadlines / failure to meet sales schedules / poor implementation of marketing plan)  at his sole discretion permanently as a performance rating deduction in bonus or for a period certain with a “cure measurement or benchmark” identified for Executive to achieve for earn-out of the bonus allocation held for such purpose.

The spirit of the Bonus Plan is for the Company to maintain an average Gross Selling Profit Margin range of 35% to 55% in order to maintain overall profitable operations and the Board of Directors may review such Operating Results as required to ensure that minimum Gross Profit Margins are being adhered to as a key component to achieving the Company’s Objective.

Pay-out Terms & Conditions:
Quarterly Bonus Payments shall be calculated and paid along with the following pay period salary checks on the 15th of the Month following each Calendar Quarter End.

ANNUAL BONUS PLAN:
Calendar Bonus Payment ending December 31st for prior year performance.   The President shall hold a Performance Review and submit a one-time bonus for Executive of up to 40% of the then Executive’s Annual Base Salary to be weighted per the Terms of this Employment Agreement as stated in Section 6.